Exhibit (n)

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to the Registration Statement (1933 Act File No. 333-32264) of Eaton Vance Institutional Senior Floating-Rate Fund (the "Fund") on Form N-2 of our reports dated January 10, 2003 for the Fund and Senior Debt Portfolio for the year ended November 30, 2002 included in the Annual Report to Shareholders of the Fund.

We also consent to the reference to our Firm under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" in the Statement of Additional Information, which are part of this Registration Statement.



/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
March 21, 2003
Boston, Massachusetts